Exhibit 3.4

ARTICLES OF ASSOCIATION OF

SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL

NUMBER

IN MADRID,

Before me MIGUEL RUIZ-GALLARDON GARCIA DE LA RASILLA, Notary of the Notaries Association of this Capital City, and with address in the same City,

APPEAR

Mr. JOSE ANTONIO ALVAREZ ALVAREZ, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 10050394-S.

Mr. IÑIGO BARRERA AMANN, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 5.202.096-W.

Mr. ANTONIO TORÍO MARTÍN, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 50.838.472-P.

Ms. MARTA ELORZA TRUEBA, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 15935435-T.

Mr. JOSÉ MARÍA GARCÍA TUBIO, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 30009491.

Mr. JESÚS CEPEDA CANO, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 18180735.

AND Ms. NATALIA BUTRAGUEÑO RODRÍGUEZ-BORLADO, of legal age, married, with address for these purposes in Madrid, Paseo de la Castellana, 75 and with Spanish Identification Card and Taxpayer number 697.442-J.

THEY ACT

Mr. José Antonio Álvarez Álvarez, on his own behalf and on behalf of the company named BANCO SANTANDER CENTRAL HISPANO, S.A.”, with address in the city of Santander, Paseo de Pereda, nine to twelve, incorporated by deed authorized by the Notary of Santander Mr. Ignacio Pérez on January 14, 1857, amended by subsequent ones. Its current name is a result of the merger between BANCO SANTANDER, S.A. and BANCO CENTRAL HISPANOAMERICANO, S.A. formalized in public deed granted before the Notary of Madrid Mr. Antonio Fernández Golfín Aparicio on April, 13 nineteen ninety nine under number 1212 of his official record. It is registered with the Commercial Registry of Santander under volume 448 of the archive, of the general section, page 1, sheet number 1960, book 83. With Taxpayer number A-39000013.

He is empowered for this granting by the special power granted for that purpose to him by public deed granted before me on               under the number of my official record, empowering him to incorporate the company instrumented by this deed, an authorized copy of which I have before me and in my opinion it is enough for this granting.

The remaining appearers act on their own behalf, for the purposes to accept the positions appointed to them.

I identify the appearers by their Spanish Identity Cards. They have, in my opinion, the legal capacity to grant this deed of INCORPORATION OF A COMPANY, and for that purpose:

WHEREAS:

ONE.- BANCO SANTANDER CENTRAL HISPANO, S.A. incorporates, by simultaneous foundation by this granting, the Company named Santander

Finance Preferred, S.A. (Sole Stockholder Company), which will start operation on the same day of its incorporation, with registered office at Madrid, Plaza de Canalejas, 1, with the duration and remaining agreements stated in the Articles of Association, issued in 5 pages, that the appearers hand to me herein, who state they are aware of its contents and they confirm it, being attached to this original, so that they are an integral part of it.

TWO.- The capital stock amounts to SIXTY THOUSAND AND TWO HUNDRED (60,200) EURO, divided into SIX HUNDRRED AND TWO (602) REGISTERED STOCK with a face value of ONE HUNDRED EURO (100 EURO) each, of a single class and series, all inclusive numbered from ONE (1) TO SIX HUNDRED AND TWO (602), fully subscribed and paid in, BANCO SANTANDER CENTRAL HISPANO, S.A, having deposited in cash and prior to this act, the amount corresponding to 100% of the subscribed stock face value, in the current account opened in the name of the Company as evidenced to me by the bank certificate that I, the Notary Public leave attached to this original, so that it is an integral part of it, and thus the capital stock is and it is so expressly stated, fully subscribed and paid in.

THREE.- The appearers state, as they act, that they are not included in the incompatibilities provided by Law. It is expressly stated it is forbidden to take or exercise positions in this Company to persons incompatible under the autonomic and Government Laws.

FOUR.- Company’s operation will start today. As an exception the first financial year will include the term between said day and December thirty first of the current year.

FIVE.- Certificate evidencing there is no other company with the same name than the Company incorporated under this deed, is attached to this original.

SIX.- The appearers, giving this act the character expressly rated as First Extraordinary and Universal General Meeting, initially entrust the Company’s management to a BOARD OF DIRECTORS, and for that purpose, appointed as Directors of the Company for the legal term are Mr. JOSE ANTONIO ALVAREZ ALVAREZ, Mr. IÑIGO BARRERA AMANN,  Mr. ANTONIO TORÍO MARTÍN, Mr. JOSÉ MARÍA GARCÍA TUBIO, Ms. MARTA ELORZA TRUEBA y Mr. JESÚS CEPEDA CANO, whose identification is in the appearance of this deed. The appointed, present in this act, accept their appointments stating they are not undergoing any legal or statutory incompatibility.

Likewise, giving this act the nature of Board of Directors, appointed as Chairman is Mr. JOSE ANTONIO ALVAREZ ALVAREZ and as Secretary Ms. NATALIA BUTRAGUEÑO  RODRÍGUEZ BORLADO, whose identification is in the appearance of this deed. The appointed, present in this act, accept their appointments stating they are not undergoing any legal or statutory incompatibility.

The appearers appoint for the legal term as MEMBERS OF THE AUDIT COMMITTEE Mr. JOSÉ MARÍA GARCÍA TUBIO,  Ms. MARTA ELORZA TRUEBA and Mr. JESÚS CEPEDA CANO whose identification is in the appearance of this deed.

And as Chairman of said Committee

Secretary of said Committee will be the Secretary to the Board of Directors, Ms. NATALIA BUTRAGUEÑO  RODRÍGUEZ BORLADO.

The appointed, present in this act, accept their appointments stating they are not undergoing any legal or statutory incompatibility.

SEVEN.- Expenses provided for this deed until registration thereof with the Commercial Registry, approximately amount to one thousand Euro.

EIGHT.- The appearers are jointly empowered to amend or correct this deed and the Articles of Association attached to it, provided said amendments or corrections are limited to accept the amendments that involve the verbal or written rating of the Commercial Registrar.

NINE.- The appearers request from the Commercial Registrar, under the provisions of Section 63 of the Commercial Registry’s Regulations, partial registration of the title provided stated defects do not prevent from registering the rest because the faulty clauses or provisions are merely facultative or when omitting them is replaced by the relevant legal rules.

So the Appearers say and grant, in the capacity they act, to whom after having identified them by their documents mentioned in the Appearance, I give in word the appropriate reserves and legal warnings, especially those of a tax nature.

I fully read this deed to the appearers at their own choice; they confirm it and sign it with me, the Notary Public, who attest everything included in this public instrument, the grantors’ identity, their capacity and legitimation, that they have freely consented and that this granting adjusts to legal requirements and to the will of the appearers duly informed by me, the Notary Public, as well as it is issued in four sheets of Government paper, numbers and this one, which I sign, initialize and seal.

Susana Butragueño Rodríguez-Borlado, translator of English, French and Spanish, certifies that the above is a true translation into English of a text written in Spanish.

Madrid, March 8, 2004.